FOR RELEASE FEBRUARY 13, 1998 AT 7:30 AM EST

Contact: Allen & Caron Inc.            or          Edward J. Quilty, Chairman
          Mark Alvino (investors)                   Derma Sciences, Inc.
          212/698-1360                              609/514-4744
          Owen Daley (media)
          714/252-8440


                TIMOTHY PATRICK APPOINTED TO DERMA SCIENCES BOARD

        PRINCETON, NJ (February 13, 1998)....Derma Sciences,  Inc.(Nasdaq: DSCI)
today announced that Timothy J. Patrick, 39, has been appointed to its Board of Directors, replacing Herbert Grossman, RPH, who recently passed away. A veteran healthcare industry executive, Patrick is currently President and CEO of Atlanta-based Proxima Therapeutics, Inc., a medical device company developing proprietary site-specific delivery systems for the treatment of solid tumors. He previously served as President of Gesco International, an Atlanta-based subsidiary of MedChem Products, that manufactured and marketed PICC vascular access catheters. Prior to that he was President of Irvine, CA-based Central Admixture Pharmacy Services, a business unit of McGaw, Inc. that provided patient-specific intravenous solution products to hospitals and home care companies.

        Derma Sciences Chairman Edward J. Quilty commented, "Tim Patrick brings to the Board a valuable combination of senior executive experience in the healthcare industry and a creative, market-oriented approach to business. He will add measurably to the Board's resources, and the management and Directors of Derma Sciences look forward to calling on Tim's experience and insight as the Company builds for the future."

        Patrick graduated from Miami University, Oxford, OH, in 1981 with a B.S. in biology. He resides with his wife and three sons in Atlanta.

        Derma Sciences, Inc. is engaged in the development, marketing and sales of topical nutrient-based wound care products, using its proprietary zinc formulation for the management of certain chronic, non-healing skin ulcerations such as pressure and venous ulcers, surgical incisions and burns.